Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Quarterly Cash Distribution by 12.8% to $0.66 Per Unit; Reports Solid Financial and Operating Results; and Updates Guidance

TULSA, OKLAHOMA, July 28, 2008 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution for the quarter ended June 30, 2008 (the “2008 Quarter”) of $0.66 per unit (an annualized rate of $2.64 per unit), payable on August 14, 2008 to all unitholders of record as of the close of trading on August 7, 2008. The announced distribution represents a 12.8% increase over the $0.585 per unit cash distribution for the first quarter of this year and a 17.9% increase over the cash distribution of $0.56 per unit for the quarter ended June 30, 2007 (the “2007 Quarter”). In addition, the Board will begin considering increases to unitholder cash distributions on a quarterly basis, instead of its historical practice of considering distribution increases at its January and July meetings

‘Global long-term supply/demand fundamentals for coal remain positive and continue to support strong domestic coal markets, particularly for the markets served by ARLP’s high-sulfur coal,” said Joseph W. Craft III, President and Chief Executive Officer. “Supported by these market dynamics, during the first half of 2008 we successfully contracted for significant coal sales volumes at attractive long-term prices to support the development of the new River View mine and recently completed a $350 million debt offering to help finance the construction of this operation. The strong distribution increase announced today is evidence of the progress we have made on ARLP’s growth initiatives to date. We are also encouraged about our future growth opportunities and, as a result, are setting a goal of increasing unitholder distributions by approximately 6%—8% per quarter through 2010.”

Consolidated Financial Results

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

For the 2008 Quarter, ARLP reported net income of $36.7 million, or $0.68 of adjusted net income per diluted limited partner unit, compared to net income of $46.2 million, or $1.03 of adjusted net income per diluted limited partner unit, for the 2007 Quarter. To better compare ARLP’s operating results between the 2008 and 2007 Quarters, it is appropriate to consider the impact of several significant non-recurring items which impacted both quarters. After normalizing for these items, net income for the 2008 Quarter increased by approximately 6.8% compared to the 2007 Quarter. In the 2008 Quarter, ARLP realized non-recurring benefits to net income totaling

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$9.9 million from gains on settlement of claims relating to the 2005 failure of the vertical belt system at its Pattiki mine ($1.9 million) and the 2004 Excel No. 3 mine fire ($2.8 million), as well as a gain from the sale of non-core coal reserves ($5.2 million). By contrast, in the 2007 Quarter ARLP realized non-recurring benefits to net income totaling $21.1 million resulting from a final gain on settlement with insurance underwriters for claims relating to the 2004 Excel No. 3 mine fire ($12.3 million) and benefits associated with various synfuel-related agreements which expired on December 31, 2007 ($8.8 million). (For a definition of adjusted net income per limited partner unit and related reconciliation to GAAP, please see the end of this release.)

ARLP reported EBITDA in the 2008 Quarter of $65.4 million, compared to EBITDA of $70.5 million in the 2007 Quarter. After normalizing for non-recurring synfuel-related benefits to EBITDA realized in the 2007 Quarter ($9.7 million) and the above described non-recurring gains which impacted both quarters, ARLP’s EBITDA in the 2008 Quarter increased by approximately 14.4% over the 2007 Quarter. (For a definition of EBITDA and related reconciliation to GAAP, please see the end of this release.)

Driven by record average coal sales prices per ton and higher coal sales volumes, revenues for the 2008 Quarter increased to $276.2 million, compared to $263.3 million for the 2007 Quarter. Total average coal sales prices realized in the 2008 Quarter compared to the 2007 Quarter increased 2.3% to $39.50 per ton sold, while coal sales volumes rose 5.5% to 6.6 million tons. Other sales and operating revenues in the 2008 Quarter fell to $3.7 million primarily due to the loss of $7.5 million in synfuel-related other operating revenues realized in the 2007 Quarter.

Operating expenses in the 2008 Quarter increased to $191.4 million, compared to $178.0 million in the 2007 Quarter, primarily as a result of higher coal production volumes, which increased 14.7% to 6.5 million tons. In addition, increased labor related expenses, materials and supply costs, maintenance costs and regulatory compliance costs contributed to higher operating expenses in the 2008 Quarter. Increased sales related expenses due to higher coal sales revenues and volumes also contributed to higher operating expenses in the 2008 Quarter.

Increased staffing levels and incentive compensation expenses resulted in higher general and administrative costs, which increased to $12.1 million in the 2008 Quarter compared to $8.3 million in the 2007 Quarter. Depreciation, depletion and amortization increased to $25.6 million in the 2008 Quarter, compared to $21.4 million in the 2007 Quarter, as a result of continuing capital expenditures related to infrastructure improvements, efficiency projects and expansion of production capacity.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

For the six months ended June 30, 2008 (the “2008 Period”), ARLP reported records for tons produced, tons sold and revenues. Revenues for the 2008 Period rose 7.6% to $559.8 million and coal sales volumes increased 9.3% to 13.6 million tons, as compared to $520.4 million and 12.5 million tons for the six months ended June 30, 2007 (the “2007 Period”), respectively. Increased coal sales in the 2008 Period more than offset the decline in other sales and operating revenues resulting from the loss of $14.7 million in synfuel-related other operating revenues realized in the 2007 Period.

Net income for the 2008 Period was $79.9 million, or $1.43 of adjusted net income per diluted limited partner unit, compared to net income of $91.8 million, or $1.59 of adjusted net income per

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diluted limited partner unit, for the 2007 Period. EBITDA for the 2008 Period declined slightly to $134.2 million, compared to EBITDA of $138.6 million for the 2007 Period. Financial results for the 2008 Period reflect the loss of synfuel-related benefits realized in the 2007 Period of approximately $16.9 million and $18.6 million for net income and EBITDA, respectively. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Financial results for the 2008 Period, compared to the 2007 Period, were also negatively impacted by increased operating expenses, increased general and administrative expenses, higher depreciation, depletion and amortization, and the non-recurring events discussed above.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (3)
	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr
Tons sold (millions)	4.959	4.503	0.866	0.919	0.797	0.857	6.622	6.279
Coal sales price per ton (1)	$34.01	$34.02	$60.89	$57.00	$50.43	$41.84	$39.50	$38.60
Segment Adjusted EBITDA Expense per ton (2)	$24.50	$25.41	$44.57	$40.69	$42.25	$36.49	$29.55	$29.53
Segment Adjusted EBITDA (millions) (2)	$47.3	$46.4	$16.9	$26.5	$7.6	$5.7	$77.5	$78.8

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA expense per ton, Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Primarily due to higher Illinois Basin coal sales, ARLP’s coal sales volumes increased to 6.6 million tons in the 2008 Quarter, compared to 6.3 million tons in the 2007 Quarter. Higher coal sales volumes in the Illinois Basin during the 2008 Quarter reflect recent expansions of production capacity, partially offset by a reduction in purchased coal sales tons. Reduced purchased coal sales during the 2008 Quarter also negatively impacted coal sales volumes in the Central Appalachian region. In the Northern Appalachian region, production of saleable tons during the 2008 Quarter was negatively impacted by adverse mining conditions, partially offset by increased sales of purchased tons in response to attractive opportunities in the spot and export coal markets.

Total average coal sales price per ton for the 2008 Quarter increased approximately $0.90 per ton sold, compared to the 2007 Quarter. Coal prices climbed 6.8% in the Central Appalachian region as ARLP continued to benefit from improved contract pricing and higher prices realized from spot market sales during the 2008 Quarter compared to the 2007 Quarter. Average coal sales prices per ton in the Northern Appalachian region rose 20.5% primarily due to the previously mentioned sales into the higher priced spot and export markets during the 2008 Quarter.

Total Segment Adjusted EBITDA Expense per ton in the 2008 Quarter was essentially unchanged, compared to the 2007 Quarter, primarily due to increased production of lower cost Illinois Basin coal and the above discussed reductions in outside coal purchases in the Illinois Basin and Central Appalachian regions. Illinois Basin Segment Adjusted EBITDA Expenses also benefited from the gain on settlement of claims relating to the Pattiki vertical belt failure, as discussed above. Partially offsetting these benefits, Segment Adjusted EBITDA Expense per ton increased at all of ARLP’s operating regions during the 2008 Quarter as a result of higher labor related expenses, materials and supply costs, and maintenance costs as well as reduced productivity and higher compliance costs associated with new mine safety standards. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

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Outlook

“We continue to experience strong demand at attractive prices for our coal in all of the markets ARLP serves,” said Mr. Craft. “With River View committed and under construction, we continue to focus our efforts on securing the coal sales commitments necessary to allow development of our Tunnel Ridge, Gibson South and Penn Ridge projects.”

Reflecting results to date and current projections, ARLP is confirming its previous guidance for 2008 coal production in a range of 26.4 to 27.3 million tons, essentially all of which is committed to contract pricing, and 2008 revenues in a range of $1.03 to $1.1 billion, excluding transportation revenues. ARLP is also confirming its previous 2008 guidance ranges for EBITDA and net income of $250.0 to $280.0 million and $130.0 to $160.0 million, respectively. Guidance ranges for 2008 EBITDA and net income reflect the loss of approximately $28.5 million and $31.3 million for net income and EBITDA, respectively, realized by ARLP in 2007 from its various coal synfuel-related agreements. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

ARLP has continued to increase its coal sales commitments beyond 2008 and now anticipates its total average price realizations per sales ton will increase over estimated 2008 levels by 25.0% to 35.0% and 40.0% to 50.0% in 2009 and 2010, respectively.

A conference call regarding ARLP’s 2008 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 356-4281 and provide pass code 3891140. International callers should dial (617) 597-5395. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com. An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 86251739. International callers should dial (617) 801-6888.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing mining complexes in Kentucky and West Virginia and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change; the impact from provisions of The Energy Policy Act of 2005; the impact from provisions of or changes in enforcement activities associated with the Mine Improvement and New Emergency Response Act of 2006 as well as any subsequent federal or state legislation or regulations; replacement of coal reserves; a loss or reduction of the direct or indirect benefits from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Tons sold	6,622	6,279	13,616	12,457
Tons produced	6,467	5,638	13,332	12,195

SALES AND OPERATING REVENUES:
Coal sales	$261,567	$242,364	$530,725	$481,234
Transportation revenues	11,007	10,606	21,627	19,285
Other sales and operating revenues	3,650	10,339	7,460	19,861

Total revenues	276,224	263,309	559,812	520,380

EXPENSES:
Operating expenses	191,363	177,968	383,981	344,957
Transportation expenses	11,007	10,606	21,627	19,285
Outside purchases	4,552	7,607	7,455	13,873
General and administrative	12,119	8,266	20,950	16,195
Depreciation, depletion and amortization	25,600	21,425	48,894	41,218
Gain on sale of coal reserves	(5,159)	—	(5,159)	—
Net gain from insurance settlement and other	(2,790)	(11,491)	(2,790)	(11,491)

Total operating expenses	236,692	214,381	474,958	424,037

INCOME FROM OPERATIONS	39,532	48,928	84,854	96,343
Interest expense	(3,250)	(2,842)	(6,238)	(5,660)
Interest income	197	569	295	1,103
Other income	250	167	467	1,068

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	36,729	46,822	79,378	92,854
INCOME TAX EXPENSE (BENEFIT)	(70)	670	(725)	1,244

INCOME BEFORE MINORITY INTEREST	36,799	46,152	80,103	91,610
MINORITY INTEREST (EXPENSE)	(102)	85	(243)	167

NET INCOME	$36,697	$46,237	$79,860	$91,777

GENERAL PARTNERS’ INTEREST IN NET INCOME	$11,663	$8,326	$20,819	$15,937

LIMITED PARTNERS’ INTEREST IN NET INCOME	$25,034	$37,911	$59,041	$75,840

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.67	$0.80	$1.43	$1.60

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.67	$0.80	$1.43	$1.59

DISTRIBUTIONS PAID PER COMMON UNIT	$0.585	$0.54	$1.17	$1.08

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,613,458	36,550,659	36,595,860	36,545,600

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,747,965	36,794,912	36,749,078	36,782,509

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$361,374	$1,118
Trade receivables	81,028	92,667
Other receivables	5,180	3,399
Due from affiliates	207	139
Inventories	28,483	26,100
Advance royalties	4,452	4,452
Prepaid expenses and other assets	3,739	9,099

Total current assets	484,463	136,974

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,004,012	948,210
Less accumulated depreciation, depletion and amortization	(453,337)	(427,572)

Total property, plant and equipment, net	550,675	520,638

OTHER ASSETS:
Advance royalties	21,700	25,974
Other long-term assets	16,644	18,137

Total other assets	38,344	44,111

TOTAL ASSETS	$1,073,482	$701,723

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$54,179	$46,392
Due to affiliates	—	1,343
Accrued taxes other than income taxes	12,376	11,091
Accrued payroll and related expenses	17,376	15,180
Accrued interest	4,017	3,826
Workers’ compensation and pneumoconiosis benefits	8,038	8,124
Current capital lease obligation	365	377
Other current liabilities	9,110	6,754
Current maturities, long-term debt	18,000	18,000

Total current liabilities	123,461	111,087

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	479,500	136,000
Pneumoconiosis benefits	30,403	29,392
Workers’ compensation	46,860	44,150
Asset retirement obligations	55,124	54,903
Due to affiliates	2,237	1,295
Long-term capital lease obligation	962	1,135
Minority interest	750	507
Other liabilities	7,503	6,037

Total long-term liabilities	623,339	273,419

Total liabilities	746,800	384,506

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,613,458 and 36,550,659 units outstanding, respectively	623,965	607,777
General Partners’ deficit	(297,392)	(290,669)
Accumulated other comprehensive income	109	109

Total Partners’ capital	326,682	317,217

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,073,482	$701,723

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$150,799	$141,372

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(70,950)	(69,170)
Changes in accounts payable and accrued liabilities	3,356	(7,315)
Proceeds from sale of property, plant and equipment	567	3,048
Proceeds from sale of coal reserves	7,159	—
Proceeds from insurance settlement for replacement assets	—	2,511
Proceeds from marketable securities	—	260
Payment for acquisition of coal reserves and other assets	(13,300)	(53,309)
Advances on Gibson rail project	—	(5,888)
Receipts of prior advances on Gibson rail project	1,023	—

Net cash used in investing activities	(72,145)	(129,863)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	350,000	—
Borrowings under revolving credit facilities	88,850	23,585
Payments under revolving credit facilities	(95,350)	—
Payments on capital lease obligation	(185)	(151)
Payment of debt issuance costs	(830)	—
Cash contributions by General Partners	50	91
Distributions paid to Partners	(60,933)	(54,171)

Net cash provided by (used in) financing activities	281,602	(30,646)

NET CHANGE IN CASH AND CASH EQUIVALENTS	360,256	(19,137)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,118	36,789

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$361,374	$17,652

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2008E Midpoint
Cash flows provided by operating activities	$84,373	$72,367	$150,799	$141,372	$272,000
Non-cash compensation expense	(821)	(780)	(1,478)	(1,386)	(4,100)
Asset retirement obligations	(710)	(613)	(1,417)	(1,218)	(2,800)
Coal inventory adjustment to market	(486)	(524)	(539)	(939)	—
Net gain (loss) on sale of property, plant and equipment	11	842	(1)	846	—
Gain on sale of coal reserves	5,159	—	5,159	—	—
Gain from insurance recoveries for property damage	—	2,357	—	2,357	—
Gain from insurance settlement proceeds received in a prior period	—	5,088	—	5,088	—
Other	(18)	(46)	220	(93)	—
Net effect of working capital changes	(25,109)	(11,114)	(23,746)	(13,199)	(15,000)
Interest expense, net	3,053	2,273	5,943	4,557	15,100
Income tax expense (benefit)	(70)	670	(725)	1,244	(200)

EBITDA	65,382	70,520	134,215	138,629	265,000
Depreciation, depletion and amortization	(25,600)	(21,425)	(48,894)	(41,218)	(104,700)
Interest expense, net	(3,053)	(2,273)	(5,943)	(4,557)	(15,100)
Income tax (expense) benefit	70	(670)	725	(1,244)	200
Minority interest (expense)	(102)	85	(243)	167	(400)

Net income	$36,697	$46,237	$79,860	$91,777	$145,000

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside purchases.

	Three Months Ended June 30,
	2008	2007
Operating expense	$191,363	$177,968
Outside purchases	4,552	7,607
Other income	(250)	(167)

Segment Adjusted EBITDA Expense	$195,665	$185,408
Divided by tons sold	6,622	6,279

Segment Adjusted EBITDA Expense per ton	$29.55	$29.53

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and minority interest.

	Three Months Ended June 30,
	2008	2007
EBITDA (See reconciliation to GAAP above)	$65,382	$70,520
General and administrative	12,119	8,266

Segment Adjusted EBITDA	$77,501	$78,786

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6. In 2009, the Partnership will adopt the provisions of EITF 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. We expect the adoption of EITF No. 07-4 will impact our presentation of earnings per unit. We currently present earnings per unit as though all earnings were distributed each quarter. Under the new guidance of EITF No. 07-4, we believe our partnership agreement contractually limits our distributions to available cash and therefore undistributed earnings will no longer be allocated to the IDR holder upon adoption of EITF No. 07-4 effective January 1, 2009.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present “adjusted net income per limited partner unit,” as reflected in the table below. “Adjusted net income per limited partner unit,” is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of any special allocations, including incentive distributions, attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions, and

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income per Limited Partner Unit:
Basic	$0.67	$0.80	$1.43	$1.60
Diluted	$0.67	$0.80	$1.43	$1.59
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6:
Basic	$0.01	$0.24	$0.18	$0.48
Diluted	$0.01	$0.23	$0.18	$0.47
Adjusted Net Income per Limited Partner Unit:
Basic	$0.68	$1.04	$1.61	$2.08
Diluted	$0.68	$1.03	$1.61	$2.06

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